UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into Material Definitive Agreements

SIGNATURE

Item 1.01. Entry into Material Definitive Agreements.

On July 31, 2012 the Company entered into an agreement with Navidea Biopharmaceuticals, Inc. (NYSE MKT: NAVB, “Navidea”) to license, [123I]-E-IACFT Injection (CFT), also called Altropane®, an Iodine-123 radiolabeled imaging agent, being developed as an aid in the diagnosis of Parkinson’s disease and movement disorders.

In January 2012, Alseres and Navidea executed an Option Agreement pursuant to which Navidea paid Alseres the non-refundable sum of $500,000 in exchange for the exclusive option to license the CFT program, to conduct its final due diligence review of the program and to prepare the paperwork necessary for the execution of the license.

Under the terms of the license agreement, Alseres granted Navidea an exclusive, worldwide sublicense to research, develop, and commercialize CFT. In connection with the execution of this agreement, Navidea will make a one-time sublicense execution payment to Alseres equal to (i) One Hundred Seventy-Five Thousand Dollars ($175,000) and (ii) issue Alseres 300,000 shares of NAVB common stock.

The license agreement also provides for contingent milestone payments of up to $2.9 million, $2.5 million of which will principally occur at the time of product registration or upon commercial sales, and the issuance of up to an additional 1.15 million shares of Navidea stock, 950,000 shares of which are issuable at the time of product registration or upon commercial sales. In addition, the license terms anticipate royalties on yearly net sales of the approved product which are consistent with industry-standard terms and certain license extension fees, payable in cash and shares of common stock, in the event certain milestones are not met.

Navidea agreed to file with the Securities and Exchange Commission and use its best commercial efforts to have declared effective within 90 days a registration statement that would permit Alseres to resell the common stock issued as initial or milestone payments under the license agreement.

On July 31, 2012 the Company entered into entered into an amendment agreement with Arthur Koenig and Ingalls & Snyder Value Partners LP (ISVP), both Purchasers of convertible promissory notes of the Company purchased pursuant to a Promissory Note Purchase Agreement executed in March, 2007 and amended from time to time thereafter. Immediately prior to the execution of the amendment, the Company owed $3 million to Mr. Koenig and $10 million to ISVP under the promissory notes referenced above. Pursuant to the amendment agreement, Mr. Koenig agreed to convert $1,655,172 of the $3 million owed to him to the right to receive 0.83% of future Net Sales of the Company’s Altropane product in keeping with the terms of the Promissory Note Purchase Agreement. ISVP agreed to convert $5,517,240 of its debt to the right to receive 2.76% of future Net Sales of the Company’s Altropane product in keeping with the terms of the Promissory Note Purchase Agreement. In addition, both Purchasers agreed to waive any and all future rights they had to convert the remaining total debt owed to them of $5,827,588 to any percentage of future Net Sales of Altropane. Both Purchasers retained their rights to convert the remaining debt to common stock of the Company at $2.50 per share.

On July 31, 2012 the Company entered into an agreement with Messrs. Robert and Thomas Gipson, both Purchasers of convertible promissory notes of the Company purchased pursuant to a Promissory Note Purchase Agreement executed in March, 2007 and amended from time to time thereafter. Immediately prior to the execution of the amendment, the Company owed $7,172,415 to Robert Gipson and $1,655,172 to Thomas Gipson. Pursuant to the terms of the agreement, Robert Gipson and Thomas Gipson converted 100% of the debt outstanding to them to the right to receive 3.59% and 0.83% respectively of future Net Sales of Altropane.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.

Date: August 6, 2012	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr. Executive Vice President, Finance and Administration and Chief Financial Officer